Exhibit 99.1

CytRx Reports 2016 Financial Results
LOS ANGELES – March 15, 2017 – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today announced financial results for the year ended December 31, 2016, and provided an overview of recent accomplishments and upcoming milestones for its research and development programs.
"2016 was a pivotal year for CytRx. We achieved several key milestones, including reporting results from our pivotal Phase 3 trial evaluating aldoxorubicin as a treatment for patients with relapsed or refractory soft tissue sarcomas (STS)," said Steven A. Kriegsman, CytRx's Chairman and CEO.  "We look forward to sharing the results of this trial with the U.S. Food and Drug Administration (FDA) this quarter and discussing the regulatory path for a NDA submission for alddoxorubicin. We also hope to present the Phase 3 trial results to the medical community in a peer-reviewed forum in the coming months."
Mr. Kriegsman continued, "Beyond STS, we are also evaluating aldoxorubicin in a Phase 2b trial versus topotecan in patients with second-line small cell lung cancer (SCLC), and we remain on track to report top-line results from that trial by the end of the second quarter of the year."
Upcoming Milestones
•
Hold Type B pre-NDA meeting with the FDA in March 2017 to obtain input on the Company's planned NDA filing strategy for aldoxorubicin as a new treatment for patients with STS.  Subject to the outcome of this meeting, CytRx intends to file a NDA with the FDA or consider other alternatives which could include strategic alliances or partnerships.

•	Provide an update of the meeting following official receipt of regulatory guidance from the FDA.
•	Report top-line results from the global Phase 2b clinical trial evaluating aldoxorubicin versus topotecan in patients with second-line SCLC by the end of the second quarter of 2017.
•
Present results from the Company's pivotal Phase 3 clinical trial evaluating aldoxorubicin compared to investigator's choice in patients with relapsed or refractory STS at a major medical meeting during 2017.

•
Report overall survival results, a secondary endpoint, from the pivotal Phase 3 clinical trial evaluating aldoxorubicin compared to investigator's choice in patients with relapsed or refractory STS during 2017.

•	Present updated data from the ongoing Phase 1b/2 clinical trial of aldoxorubicin in combination with ifosfamide/mesna in patients with advanced sarcomas during 2017.
•	Select the first internally developed ultra-high potency drug conjugate candidate for future development during 2017.
Fourth Quarter 2016 and Recent Highlights
Granted Type B Pre-NDA Meeting with FDA for Aldoxorubicin.  In January 2017, CytRx announced that, in response to a request from the Company, the FDA has agreed to a Type B pre-NDA meeting at which the Company will seek input on its plans for a NDA for aldoxorubicin as a treatment for patients with STS.
Strengthened the Balance Sheet with $8.1 Million in Financing.  In December 2016, CytRx announced its entry into securities purchase agreements with existing institutional investors to purchase shares of its common and preferred stock at a purchase price of $0.42 per share in a registered direct offering with gross proceeds of $8.1 million.
Chief Medical Officer Dr. Dan Levitt was Appointed Chief Operating Officer and Dr. Earl W. Brian Joined the Board of Directors.  In December 2016, CytRx appointed Chief Medical Officer Daniel Levitt, MD, PhD, to the additional role of Chief Operating Officer.  The Company also appointed Earl Warren Brien, MD, a noted sarcoma surgeon, industry consultant, and private healthcare investor, to its Board of Directors.
Reported Updated Results from Pivotal Phase 3 Trial of Aldoxorubicin in Second-Line STS In November 2016. CytRx announced positive updated results from its pivotal Phase 3 clinical trial evaluating aldoxorubicin compared to investigator's choice in patients with relapsed or refractory STS.  The study, which enrolled 433 patients, demonstrated a statistically significant improvement in progression-free survival (PFS) between aldoxorubicin and investigator's choice therapy in 246 patients with leiomyosarcoma and liposarcoma, (p=0.007).  Aldoxorubicin also demonstrated a statistically significant improvement in PFS over investigator's choice in 312 patients treated in North America (p=0.028). Aldoxorubicin performed better than investigator's choice for the entire study population and narrowly missed statistical significance (p=0.12). Adverse events were as expected and comparable to prior trials.  Patients continue to be followed for overall survival (OS), a secondary endpoint, and CytRx expects the OS data to be available in 2017.  CytRx plans to submit the results of this clinical trial for presentation at an upcoming major scientific meeting in 2017.
Presented Positive Aldoxorubicin Combination Clinical Trial Results at ESMO 2016 and CTOS 2016.  In October 2016, CytRx presented a poster highlighting interim results from its ongoing Phase 1b/2 clinical trial of aldoxorubicin in combination with ifosfamide/mesna in patients with advanced sarcomas at the European Society for Medical Oncology (ESMO) 2016 Congress. In November 2016, the Company presented a poster highlighting updated interim results from the same Phase 1b/2 trial.  Of 36 evaluable patients, 35 (95%) achieved clinical benefit (13 (36%) with a partial response and 22 (61%) with stable disease).  While the combination did have certain toxicities, none were treatment-limiting.

Full Year 2016 Results
CytRx reported cash, cash equivalents and short-term investments of $57.0 million as of December 31, 2016.
Net loss for the year ended December 31, 2016, was $50.8 million, or $(0.63) per share, compared with a net loss of $58.6 million, or $(0.97) per share, for the year ended December 31, 2015.  In 2016, the Company recognized a non-cash gain of $3.8 million on the fair value adjustment of warrant derivative liability primarily related to warrants issued in July 2016, compared to a non-cash gain of $4.4 million in 2015 related to warrants in issued in August 2011, which expired in August 2016.  The Company reported licensing revenue of $200,000 in 2016, compared to $100,000 in 2015.
Research and development (R&D) expenses were $35.9 million for 2016, and included development expenses of $27.0 million for aldoxorubicin, approximately $2.3 million for pre-clinical development of new albumin-binding cancer drugs (German lab), and approximately $4.8 million for general operation of our clinical programs.  R&D expenses were $43.4 million for 2015.
General and administrative (G&A) expenses were $16.0 million for 2016, compared with $19.7 million for 2015. G&A expenses decreased by approximately 19% primarily due to a significant decrease in legal fees of $4.2 million offset by pre-commercialization costs incurred in the first half of 2016. They also included non-cash stock-compensation expense of $4.9 million and $5.8 million for 2016 and 2015, respectively.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin, its improved version of the widely used chemotherapeutic agent doxorubicin.  CytRx is also expanding its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, or PSLRA, and are made in reliance upon the PSLRA safe harbors for such statements. Such statements are not promises or guarantees, and involve numerous risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements.  These risks include: risks relating to the outcome, timing and results of CytRx's clinical testing of aldoxorubicin and the outcome of the pre-NDA meeting with the FDA regarding aldoxorubicin for the treatment of STS; risks related to CytRx's need for and ability to raise additional capital or enter into strategic partnerships to fund its ongoing working capital needs and development efforts; risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements; risks relating to preclinical testing of CytRx's LADR™ linker technology platform; risks related to lawsuits that have been brought against CytRx and its officers and directors for alleged violations of the securities laws; and the other risks and uncertainties described in CytRx's Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
(310) 826-5648, ext 304
dhaen@cytrx.com

Investor Relations Contact:
Argot Partners
Michelle Carroll
(212) 600-1902
michelle@argotpartners.com

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BALANCE SHEETS

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$56,959,485	$22,261,372
Short-term investments	—	35,035,420
Receivables	183,703	4,593,475
Interest receivable	—	28,130
Prepaid expenses and other current assets	3,434,238	2,373,708
Total current assets	60,577,426	64,292,105
Equipment and furnishings, net	1,959,667	1,467,681
Goodwill	183,780	183,780
Other assets	48,911	1,080,872
Total assets	$62,769,784	$67,024,438
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,406,445	$8,058,624
Accrued expenses and other current liabilities	3,830,498	9,693,359
Non-cash litigation settlement due in shares of common stock	—	4,500,000
Term loan, net - current	5,481,656	—
Warrant liabilities	3,789,391	693,457
Total current liabilities	19,507,990	22,945,440

Long term loan, net	18,484,510	—
Total liabilities	37,992,500	22,945,440
Commitment and contingencies
Stockholders' equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Preferred Stock, $.01 par value, stated value $1,000, 3,900 shares authorized of Series B Convertible Preferred Shares at $0.42 per share, 3,300 issued, 3,108 outstanding at December 31, 2016, none outstanding at December 31, 2015.	3,108,000	—
Common stock, $.001 par value, 250,000,000 shares authorized; 111,322,895 and 66,480,065 shares issued and outstanding at December 31, 2016 and 2015, respectively	111,321	66,480
Additional paid-in capital	437,423,958	409,107,292
Accumulated deficit	(415,865,995)	(365,094,774)
Total stockholders' equity	24,777,284	44,078,998
Total liabilities and stockholders' equity	$62,769,784	$67,024,438

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015	2014
Revenue:
Licensing revenue	$200,000	$100,000	$100,000

Expenses:
Research and development	35,930,212	43,395,574	36,677,706
General and administrative	15,990,789	19,664,904	12,845,231
Depreciation and amortization	536,631	317,649	182,927
	52,457,632	63,378,127	49,705,864
Loss before other income (expense)	(52,257,632)	(63,278,127)	(49,605,864)
Other income (expense):
Interest income	255,123	233,958	305,331
Interest expense	(2,754,677)	—	—
Other income, net	159,148	20,151	132,114
Gain on warrant liabilities	3,827,617	4,437,628	19,051,239

Loss before provision for income taxes	(50,770,421)	(58,586,390)	(30,117,180)
Provision for income taxes	(800)	(800)	(800)
Net loss	$(50,771,221)	$(58,587,190)	$(30,117,980)
Basic and diluted loss per share	$(0.63)	$(0.97)	$(0.55)
Basic and diluted weighted average shares outstanding	81,063,772	60,483,151	54,371,151